[Grant Date]

[Participant Name]

Dear [Participant Name]:
I am very pleased to announce that, effective [Grant Date] (the “Grant Date”), Universal Technical Institute, Inc. (“Company”) hereby grants you (the “Grantee”) an award of performance cash subject to your acceptance of and agreement to all of the applicable terms, conditions and restrictions described in this Award Agreement (the “Agreement”) and the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan, as amended (“Plan”). To the extent that any provision of this Agreement conflicts with the terms of the Plan (other than the definition of “Change of Control”), the Plan shall govern and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Any capitalized term not defined in this Agreement is defined in the Plan.

RECITALS
A.    The Company adopted the Plan to provide incentives to attract and retain those individuals whose services are considered valuable.
B.    The Company believes that entering into this Agreement with Grantee is consistent with those purposes.
NOW, THEREFORE, the Company and Grantee agree as follows:
AGREEMENT
1.PERFORMANCE CASH. Subject to the terms of this Agreement and the Plan, the Company grants to Grantee a target award in the amount of [Amount] (the “Performance Cash”) provided however, based on the performance objectives, metrics and methodologies set forth in Section 3 and any adjustments pursuant to Section 7, the amount of Performance Cash that may vest and be deliverable to Grantee pursuant to this award may range from 0% to 150% of the amount of Performance Cash granted under the terms of this Agreement (such stated amount of Performance Cash hereafter referred to as the “Target Performance Cash”). The Grantee’s right to receive settlement for any Performance Cash granted pursuant to this award is contingent upon (i) the achievement of the performance objectives as outlined in Section 4 herein and (ii) the satisfaction of the continuous employment or service requirement under Section 5 herein.
2.NONTRANSFERABILITY. The rights to receive the Performance Cash granted under this award may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of any rights to receive Performance Cash in violation of this Agreement will be invalid. In the event of Grantee’s death, any settlement of cash of Earned Performance Cash (as defined in Section 3 hereof) will be delivered, at the time specified in Section 6, to Grantee’s beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.

3.PERFORMANCE OBJECTIVES.
A.Performance Period. The performance period shall be a single measurement of two consecutive years commencing on the Grant Date, unless sooner terminated as provided under Section 4(C)(4) (the “Performance Period”).
B.Performance Criteria. The amount of Performance Cash earned under this Agreement is based on the 2-year compound annual total shareholder return (“TSR”). For purposes of determining the TSR, except as otherwise provided under Section 4(C)(4), the change in the price of the Company’s common stock shall be based upon the 30-trading day average closing stock price (i) immediately preceding the Grant Date at the beginning of the Performance Period, and (ii) immediately preceding the second anniversary of the Grant Date at the end of the Performance Period.
C.Earned Performance Cash. The amount of Performance Cash earned by the Grantee over the Performance Period shall be equal to the awarded Target Performance Cash multiplied by the Payout Percentage, as set forth in Table 1, subject to any adjustments provided under the Plan or the terms of this Agreement.

Table 1:

TSR Pay/Performance Scale	2-Year Compound Annual TSR	Payout as % of Target (the “Payout Percentage”)
Below Threshold
Threshold
Target
Max

Note: Straight-line interpolation will be applied to determine the payout for performance between discrete points shown above. See attachment for interpolation of all discrete points.

Following the end of the Performance Period the Compensation Committee of the Board (the “Committee”) will calculate the Grantee’s earned Performance Cash based on the formula set forth in Sections 3(C) or 4(C) hereof, as applicable (the “Earned Performance Cash”). The final determination of actual number of Earned Performance Cash to which the Grantee is entitled will be made by the Committee in its sole discretion.

4.CONTINUOUS EMPLOYMENT REQUIREMENT AND VESTING.
A.Continuous Employment Requirement. Except as provided in this Section 4 of this Agreement or as determined by the Committee pursuant to the Plan, the Grantee must remain in the continuous employ of or service to the Company (or a Subsidiary) throughout the entire period from the Grant Date through the end of the second anniversary of the Grant Date, or Grantee will forfeit any unvested Performance Cash. The Grantee’s continuous employment of or service to the Company (or a Subsidiary) will not be deemed to have been interrupted by reason of a transfer of Grantee’s employment between the Company and a Subsidiary or an approved leave of absence. The date on which the Performance Cash (or portion thereof) vest pursuant to this Section 4 shall be referred to as the “Vesting Date”.
B.Vesting Schedule. Subject to the terms and conditions of this Agreement, including the requirements of Section 4(A) and except as otherwise provided in Section 4(C), the Earned Performance Cash shall vest on the second anniversary of the Grant Date.

C.Death, Disability, Retirement, Termination without Cause or for Good Reason, or Change of Control.
(1)Death or Disability. If prior to the end of the Performance Period, the Grantee dies or suffers a Disability while in the employ of or service to the Company (or a Subsidiary), the Grantee shall vest on the last day of the Performance Period, in a pro-rated portion of the Earned Performance Cash, which shall be the product of (1) the amount of the Earned Performance Cash, and (2) a fraction, the numerator of which is the number of full months of the Performance Period during the Grantee was in continuous employment or service with the Company (or a Subsidiary), and the denominator of which is the total number of months in the Performance Period. Notwithstanding the foregoing, if the Performance Period shall cease prior to the second anniversary of the Grant Date under Section 4(C)(4), and the Grantee dies or suffers a Disability while in the employ of or service to the Company (or a Subsidiary) on or after the end of the Performance Period but prior to the second anniversary of the Grant Date, the Grantee shall vest on the date the Grantee dies or suffers a Disability in the Earned Performance Cash based on the formula set forth in Section 4(C)(4) hereof.
(2)Retirement.
(a)If Grantee experiences a qualifying Retirement after the first year of the Performance Period but prior to the end of the Performance Period, and the Grantee otherwise satisfies the obligations and conditions imposed upon the Grantee under Section 7(b) of the employment agreement, effective as of April 8, 2014, between Grantee and the Company (the “Employment Agreement”) (i.e., Grantee’s continued compliance with the covenants set forth in Sections 12 and 13 of the Employment Agreement, Grantee’s having signed and not revoked the release described in Section 11 of the Employment Agreement during the sixty (60) day period following such qualifying Retirement, and the Company’s forfeiture and disgorgement rights if Grantee fails to comply with any provision of Sections 12 and 13 of the Employment Agreement following such qualifying Retirement), the Grantee shall vest in the Earned Performance Cash on the last day of the Performance Period. A qualifying “Retirement” for purposes of this Agreement shall mean, except as further limited under Section 4(C)(2)(b) hereof, any termination of Grantee’s employment with or service to the Company that qualifies as a Retirement under Section 7(b)(i) of the Employment Agreement (for the avoidance of doubt, including and subject to the exceptions described in clauses (A)-(C) of Section 7(b)(i) of the Employment Agreement).
(b)Notwithstanding the foregoing, if the Performance Period shall cease prior to the second anniversary of the Grant Date under Section 4(C)(4), and the Grantee experiences a qualifying Retirement on or after the end of the Performance Period and during the calendar year in which the second anniversary of the Grant Date occurs but prior to the second anniversary of the Grant Date, and the Grantee otherwise satisfies the obligations and conditions imposed upon the Grantee under Section 7(b) of the Employment Agreement, the Grantee shall vest on the date Grantee experiences a qualifying Retirement in the Earned Performance Cash based on the formula set forth in Section 4(C)(4) hereof. For the avoidance of doubt, the Grantee shall not be deemed to experience a qualifying Retirement prior to the calendar year in which the second anniversary of the Grant Date occurs, notwithstanding any provisions under Section 7(b) of the Employment Agreement to the contrary.
(3) Termination without Cause or for Good Reason.
(a)If the Performance Period shall cease prior to the second anniversary of the Grant Date on account of a Change of Control, and the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in each case on or after the end of the Performance Period and within one year following a Change of Control but prior to the second anniversary of the Grant Date, the Grantee shall vest on the date the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in the Earned Performance Cash based on the formula set forth in Section 4(C)(4) hereof.
(b)If the Performance Period shall cease prior to the second anniversary of the Grant Date on account of a Change of Control, and the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in each case on or after the end of the Performance Period and after the one-year anniversary of the effective date a Change of Control but prior to the second anniversary of the Grant Date, the Grantee shall vest on the date the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in a pro-rated portion of the Earned Performance Cash (based on the formula set forth in Section 4(C)(4) hereof), which shall be the product of (1) the Earned Performance Cash, and (2) a fraction, the numerator of which is the number of complete twelve month periods between the Grant Date and the date on which the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, and the denominator of which is two.
(c)“Cause” shall have the definition set forth in the Plan and shall additionally include the Grantee’s willful and/or gross misconduct that results in significant harm to the Company or its operations, properties, reputation, goodwill or business relationships as determined by the Company in its sole reasonable discretion.
(4)Change of Control. In the event of a Change of Control, as defined below, the Performance Period shall cease and the Earned Performance Cash shall vest on the second anniversary of the Grant Date, provided that the Grantee remains in the continuous employ of or service to the Company (or a Subsidiary) throughout the entire period from the Grant Date through the end of the second anniversary of the Grant Date, except as otherwise provided under Sections 4(C)(1), 4(C)(2) or 4(C)(3) hereof. In the event of a Change of Control, for purposes of determining the TSR, the change in the price of the Company’s common stock shall be based upon the 30-trading day average closing stock price (i) immediately preceding the Grant Date at the beginning of the Performance Period, and (ii) immediately preceding the date on which the Change of Control occurs.
For purposes of this Agreement, and notwithstanding the definition of a “Change of Control” under the Plan to the contrary, “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person or group of related persons under Section 13(d) of the Exchange Act (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction; or (vi) the first date on which the Company’s common stock is no longer publicly traded on an established securities market. Notwithstanding the foregoing, in no event will a Change of Control be deemed to have occurred (i) by the acquisition by Coliseum Holdings I, LLC (“Coliseum”) or any related entity of Coliseum or successor thereof, of more than 50% of the Voting Stock or sufficient shares of Voting Stock to elect a majority of the members of the Board, or (ii) as a result of the removal of the voting cap and/or the conversion cap on the shares of Series A Preferred Stock held by Coliseum or any related entity of Coliseum or successor thereof.

5.FORFEITURE OF PERFORMANCE Cash. Except as otherwise required under the Plan, if the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated for any reason prior to the end of the second anniversary of the Grant Date, other than (i) death, Disability or a qualifying Retirement after the first year of the Performance Period, in each case prior to the end of the Performance Period, or (ii) in the event the Performance Period shall cease prior to the second anniversary of the Grant Date under Section 4(C)(4), death or Disability or without Cause by the Company (or a Subsidiary) or for Good Reason by the Grantee, in each case occurring on or after the end of the Performance Period but prior to the second anniversary of the Grant Date, or a qualifying Retirement on or after the end of the Performance Period and during the calendar year in which the second anniversary of the Grant Date occurs but prior to the second anniversary of the Grant Date, all outstanding Performance Cash shall immediately be forfeited without any payment to the Grantee. Any Performance Cash that does not become vested Performance Cash upon a date on which the Performance Cash (or portion thereof) would have otherwise vested pursuant to Section 4 hereof, shall immediately be forfeited upon such date without any payment to the Grantee. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the forfeiture of Performance Cash pursuant to this Section 5.
6.SETTLEMENT OF VESTED PERFORMANCE Cash.
A.Form of Payment. Vested Performance Cash will be settled only in the form of cash.
B.Timing of Settlement. Unvested Performance Cash shall be reflected in a bookkeeping entry form maintained by the Company. Cash shall be paid to Grantee with respect to the Earned Performance Cash that vests in accordance with Section 4. Promptly after any Earned Performance Cash vests pursuant to Section 4, and in no event later than 2 ½ months after the end of the calendar year in which such Earned Performance Cash vests, the Company shall pay cash in settlement of such vested Earned Performance Cash to Grantee (or, if the Grantee is deceased, to Grantee’s beneficiary designated as permitted by the Plan); provided, however, that if the Earned Performance Cash is characterized as deferred compensation for purposes of Section 409A of the Code, settlement of the Earned Performance Cash will be made in a manner that complies with Section 409A of the Code.
7.ADJUSTMENTS. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the Performance Cash (including performance criteria and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant, provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause the Performance Cash intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.
8.FEDERAL AND STATE TAXES. The Grantee may incur certain liabilities for federal, state or local taxes in connection with the grant, vesting or settlement of the Performance Cash hereunder, and the Company may be required by law to withhold such taxes. The Grantee hereby agrees that the Company will withhold all applicable taxes at the time of vesting or settlement of the Performance Cash. The Company or a Subsidiary may, in the discretion of the Committee, provide for or require alternative arrangements to satisfy applicable tax withholding requirements.

9.AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Company.
10.GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.
11.SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
12.ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to grants awarded under the Plan or future grants that may be awarded under the Plan by electronic means or request Awardees consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.ENTIRE AGREEMENT. This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by nor liable for any statement, representation, promise, inducement, commitment or understanding of any kind whatsoever not expressly set forth in this Agreement.
14.COMPLIANCE WITH SECTION 409A.
A.General. It is the intention of both the Company and the Grantee that the benefits and rights to which the Grantee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.
B.No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Grantee that the Performance Cash awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Grantee or any beneficiary for any tax, additional tax, interest or penalties that the Grantee or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
C.No Acceleration of Payments. Neither the Company nor the Grantee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
D.Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Grantee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

E.Specified Employee. If the Grantee is “specified employee”, a distribution of any payment or benefit that is subject to Section 409A and is on account of a “separation from service” may not be made before the date which is six months after the date of the Grantee’s “separation from service” (or, if earlier, the date of the Grantee’s death). For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and you have signed this Agreement, in each case as of the day and year first written above. By your acknowledgment below, you accept and agree to abide by the terms of this Agreement and you further agree to be bound by and to comply with all terms and conditions of the Plan. By your signature below, you acknowledge that you have received a copy of the Plan, and understand that you may receive a copy of the Plan as amended and in effect at any time by requesting a copy from the Company’s Secretary. Please acknowledge that you received this agreement by accepting through electronic submission.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:
I, [Participant Name], hereby acknowledge receipt of the foregoing award granted as of [Acceptance Date].
Signed: _______________________________